Exhibit 99.2

POWER OF ATTORNEY

I, the undersigned Mr. Eric G. Brimmer being the liquidator of Oslo Merchant Partners SICAV plc, a company incorporated in Malta (the “Company”) under registration number SV 479, and having its registered office at Quad Central, Q3 Level 9, Triq L-Esportaturi, Zone 1, Central Business District, Birkirkara CBD 1040, Malta, do hereby nominate, constitute and appoint:

Mr. Martin Køhn Nilsen as the special attorneys (“Attorneys-in-fact”), acting solely in the name and on behalf of the Company to have full power and authority:

(i)	to represent the Company, to approve and sign any Schedule 13G or any amendment thereto relating to securities of KNOT Offshore Partners LP, and have such Schedule 13G or any amendment thereto filed with the U.S. Securities and Exchange Commission;

This power of attorney and the appointment of the Attorneys- in-fact are governed by the laws of Malta and the Maltese courts shall have exclusive jurisdiction in any proceedings involving the rights and/or obligations under this power of attorney.

This power of attorney is revocable by means of a written board resolution of the Company.

Signed on this 29th October 2026 and issued with immediate effect.

/s/ Eric G Brimmer
Mr. Eric G Brimmer Liquidator